Exhibit (k)(1)

ADMINISTRATION AGREEMENT

This ADMINISTRATION AGREEMENT (“Agreement”) is made as of             , 2011 by and among New Mountain Finance Corporation, a Delaware corporation (“New Mountain Finance”), New Mountain Finance Holdings, L.L.C., a Delaware limited liability company (the “Operating Company” and, together with New Mountain Finance, each a “New Mountain Fund” and collectively, the “New Mountain Funds”) and New Mountain Finance Administration, L.L.C., a Delaware limited liability company (the “Administrator”). New Mountain Finance, the Operating Company and the Administrator are sometimes referred to herein separately as a “party” and collectively as the “parties”.

RECITALS

WHEREAS, the New Mountain Funds are closed-end management investment companies that intend to elect to be treated as business development companies (“BDCs”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the New Mountain Funds desire to retain the Administrator to provide administrative services to each of the New Mountain Funds in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to each of the New Mountain Funds on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.                                      Duties of the Administrator

(a)                                  Employment of Administrator. The New Mountain Funds hereby jointly and severally employ the Administrator to act as administrator of each of the New Mountain Funds, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of New Mountain Finance, with respect to services provided to New Mountain Finance (the “New Mountain Capital Services”), and the Board of Directors of the Operating Company, with respect to services provided to the Operating Company (the “Operating Company Services” and, together with the Operating Company Services, the “Services”), in each case for the period and on the terms and conditions set forth in this Agreement.  The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such Services to the New Mountain Funds and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below.  The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the New Mountain Funds in any way or otherwise be deemed agents of the New Mountain Funds; provided, however, that the Administrator may enter into agreements as an agent of the Operating Company in furtherance of its responsibilities under this Agreement.

(b)                                 Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of each of the New Mountain Funds.  Without limiting the generality of the foregoing, the Administrator shall provide each of the New Mountain Funds with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board of Directors of New Mountain Finance, with respect to any Operating Company Services, or the Board of Directors of the Operating Company, with respect to any Operating Company Services, shall from time to time determine to be necessary or useful to perform its respective obligations to New Mountain Finance and the Operating Company under this Agreement.  The Administrator shall also, on behalf of each of the New Mountain Funds, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.  The Administrator shall make reports to the Board of Directors of New Mountain Finance of its performance of its obligations to New Mountain Finance hereunder and to the Board of Directors of the Operating Company of its performance of its obligations to the Operating Company hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of New Mountain Finance and the Operating Company, respectively, as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the New Mountain Funds should purchase, retain or sell or any other investment advisory services to the New Mountain Funds.  The Administrator shall be responsible for the financial and other records that the New Mountain Funds are required to maintain and shall prepare, print and disseminate reports to stockholders or members, as applicable, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority.  The Administrator will provide on the Operating Company’s behalf significant managerial assistance to those portfolio companies to which the Operating Company is required to provide such assistance.  In addition, the Administrator will assist New Mountain Finance and the Operating Company in determining and publishing their respective net asset values, overseeing the preparation and filing of their respective tax returns, and generally overseeing the payment of their respective expenses and the performance of administrative and professional services rendered to them by others.

(c)                                  Retention of Third Party Service Providers. The Administrator is hereby authorized to enter into one or more agreements with third party service providers as an agent of the Operating Company (including any sub-administrator) (each, a “Service Provider”) pursuant to which the Administrator may obtain the services of the Service Provider(s) to assist the Administrator in fulfilling its responsibilities to the New Mountain Funds hereunder. The Operating Company shall be responsible for any expenses incurred by the Administrator on behalf of the New Mountain Funds payable to any Service Provider. Any sub-administration agreement entered into by the Administrator shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

2.                                      Records

The Administrator agrees to maintain and keep all books, accounts and other records of each of the New Mountain Funds that relate to activities performed by the Administrator for each of the New Mountain Funds hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act.  In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for each of the New Mountain Funds shall at all times remain the property of New Mountain Finance or the Operating Company, as applicable, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for each of the New Mountain Funds pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.                                      Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by a party to any other party regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P of the SEC), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement or any other agreement between New Mountain Finance, the Operating Company, the Administrator or any of their respective affiliates, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.                                      Compensation; Allocation of Costs and Expenses

In full consideration of the provision of the Services of the Administrator, the Operating Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities to each of the New Mountain Funds hereunder.  In addition, the Operating Company shall reimburse any affiliate of the Administrator for any costs and expenses incurred by such affiliate on behalf of the Administrator in connection with the Administrator’s provision of services to the New Mountain Funds under this Agreement.  The Operating Company will bear all costs and expenses that are incurred in each of the New Mountain Fund’s operation, administration and transactions and not specifically assumed by the Operating Company’s investment advisor (the “Advisor”), pursuant to that certain Investment Management Agreement, dated as of                      , 2011 by and between the Operating Company and the Advisor.  Costs and expenses to be borne by the Operating Company include, but are not limited to, those relating to: organization and offering; calculating New Mountain Finance’s and the Operating Company’s respective net asset values (including the cost and expenses of any independent valuation firm); expenses incurred or paid by the Advisor or any affiliate of the Advisor and paid or payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for each of the New Mountain Funds and in providing administrative services, monitoring the Operating Company’s investments and performing due diligence on its prospective portfolio companies; interest payable on debt, if any, incurred to finance the Operating Company’s investments; sales and purchases of New Mountain Finance’s common stock and other securities, including securities of the Operating Company; investment advisory and management fees; administration fees, if any, payable under this Agreement; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing New Mountain Finance’s shares on any securities exchange; federal, state and local taxes; independent directors’ fees and expenses; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission; costs of any reports, proxy statements or other notices to stockholders or members, as applicable, including printing costs; the New Mountain Fund’s allocable portion of the fidelity bond, directors and officers, errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the New Mountain Funds or the Administrator in connection with administering the New Mountain Funds’ business, including payments under this Agreement based upon the New Mountain Funds’ allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of New Mountain Finance’s and the Operating Company’s chief compliance officer and chief financial officer and their respective staffs.  Notwithstanding the foregoing, amounts payable to the Administrator from the Operating Company shall not exceed $3,000,000 for the time period ending one year from the date of this Agreement.

5.                                      Limitation of Liability of the Administrator; Indemnification

The Administrator, its affiliates and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Administrator, including without limitation its sole member and any person affiliated with New Mountain Capital, L.L.C. to the extent they are providing services for or otherwise acting on behalf of the Administrator, Advisor or the New Mountain Funds) shall not be liable to the New Mountain Funds for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the New Mountain Funds, and New Mountain Finance and the Operating Company shall, jointly and severally, indemnify, defend and protect the Administrator, its affiliates and their respective officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation its sole member and any person affiliated with New Mountain Capital, L.L.C., the Advisor, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of New Mountain Finance or the Operating Company or their respective securityholders or members) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the New Mountain Funds.  Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to New Mountain Finance or its securityholders or the Operating Company or its members to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable), as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder.

6.                                      Activities of the Administrator

The services of the Administrator to the New Mountain Funds are not to be deemed to be exclusive, and the Administrator and each affiliate of the Administrator and any other person providing services to the New Mountain Funds as arranged by the Administrator, is free to render services to others.  It is understood that directors, officers, employees and stockholders or members of New Mountain Finance or the Operating Company, as applicable, are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in New Mountain Finance or the Operating Company, as applicable, as stockholders, members or otherwise.

7.                                      Duration and Termination of this Agreement

(a)                                  This Agreement shall become effective as of the date hereof.  This Agreement shall continue in effect for two years from the date hereof, or to the extent consistent with the requirements of the Investment Company Act, from the date of the Company’s election to be regulated as a BDC under the Investment Company Act, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually (i) with respect to New Mountain Finance, by (A) the vote of New Mountain Finance’s Board of Directors, or by the vote of a majority of the outstanding voting securities of New Mountain Finance and (B) the vote of a majority of New Mountain Finance’s Board of Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act and (ii) with respect to the Operating Company, by (A) the vote of the Operating Company’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Operating Company and (B) the vote of a majority of the Operating Company’s Board of Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b)                                 The Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) with respect to New Mountain Finance only, by the vote of a majority of the outstanding voting securities of New Mountain Finance or by the vote of New Mountain Finance’s Board of Directors, (ii) with respect to the Operating Company only, by the vote of a majority of the outstanding voting securities of the Operating Company or by the vote of the Operating Company’s Board of Directors, or (iii) by the Administrator.  For the avoidance of doubt, any termination by New Mountain Finance or the Operating Company pursuant to clause (i) or (ii), respectively, of this Section 7(b) shall not otherwise operate to terminate this Agreement with respect to the other parties hereto and the obligations of the Administrator hereunder to the non-terminating party shall continue in full force and effect.

8.                                      Amendments of this Agreement

This Agreement may not be amended or modified except by a written instrument signed by each party hereto.

9.                                      Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by a party without the consent of the other parties.  The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

10.                               Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and the applicable provisions of the Investment Company Act.  To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

11.                               No Waiver

The failure of any party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

12.                               Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.                               Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other parties at their principal office.

14.                               Counterparts

This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

15.                               Entire Agreement

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior agreements, understandings and arrangements with respect to such subject matter.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

NEW MOUNTAIN FINANCE CORPORATION

By:
Name:
Title:

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C.

By:
Name:
Title:

NEW MOUNTAIN FINANCE ADMINISTRATION, L.L.C.

By:
Name:
Title: